EXHIBIT 99.1



Tuesday July 21, 5:13 pm Eastern Time

Company Press Release

Synetic Completes The Acquisition Of Point Plastics, Inc.

     ELMWOOD PARK, N.J.--(BUSINESS WIRE)--July 21, 1998--Synetic, Inc. (NASDAQ:
SNTC - news) announced today that it has completed the acquisition of Point Plastics, Inc., a manufacturing company located in Petaluma, Calif.

     Point Plastics designs, manufactures and distributes injection-molded, disposable laboratory plastics used for liquid handling in the life sciences marketplace. Such products include pipette tips, micro centrifuge tubes and PCR tubes. Point Plastics had net sales of approximately $25 million for calender year 1997. The purchase price for all of the outstanding capital stock of Point Plastics is $86 million, payable 60 percent in shares of Synetic stock and 40 percent in cash. The shareholders of Point Plastics have agreed not to sell Synetic stock received in the merger until July 21, 1999. The tax free merger will be accounted for using the purchase method of accounting and is expected to be accretive to Synetic's earnings.

     Synetic operates two principal lines of business, plastic filtration technologies and healthcare communications.

     The statements contained in this release, other than the terms of the acquisition of Point Plastics, are forward looking statements that involve risks and uncertainties including, but not limited to, product demand and market risks, the effect of economic conditions, the impact of competitive products and pricing, and other risks detailed in Synetic's Securities and Exchange Commission filings.

Contact:

     Synetic Inc., Elmwood Park
     Anthony Vuolo
     201/703-3400